                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               GOTTSCHALKS INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                               GOTTSCHALKS INC.
                            7 River Park Place East
                           Fresno, California 93720
                                (209) 434-8000

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JUNE 22, 1995

TO THE STOCKHOLDERS OF GOTTSCHALKS INC.:

  You are cordially invited to attend the Annual Stockholders' Meeting to be held on Thursday, June 22, 1995 at 10:00 a.m., Pacific Daylight Time, at the Company's corporate headquarters located at 7 River Park Place East, Fresno, California, for the purpose of considering and voting upon the following matters described in the accompanying Proxy Statement:

  1. The election of nine directors, to hold office until the next Annual Stockholders' Meeting and until their successors are elected and qualified.

  2. Such other matters as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on May 15, 1995 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. Accordingly, only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting shall be available for examination by any stockholder of the Company during normal business hours at the address above for the ten days preceding the Annual Meeting.

  We hope that you can attend the Annual Meeting in person. WHETHER OR NOT YOU CAN ATTEND, WE URGE THAT YOU FILL IN, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE BUSINESS REPLY ENVELOPE ENCLOSED WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors,

                                          /s/ JOSEPH W. LEVEY

                                          Joseph W. Levy
                                          Chairman and Chief Executive Officer

Fresno, California
May 22, 1995

                               GOTTSCHALKS INC.
                            7 River Park Place East
                           Fresno, California 93720
                                (209) 434-8000

                               ----------------

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 22, 1995

  Your proxy on the enclosed Proxy Card is solicited by the Board of Directors of Gottschalks Inc. and its subsidiaries (the "Company") for use at the Annual Stockholders' Meeting to be held on Thursday, June 22, 1995, at the time and place set forth in the preceding Notice of Annual Meeting, and at any adjournment of that meeting (the "1995 Annual Meeting"). This Proxy Statement and the form of Proxy are being first sent or given to the Company's stockholders on or about May 22, 1995.

  Each properly executed proxy received prior to the 1995 Annual Meeting will be voted as directed, but if not otherwise specified, such proxies will be voted for the nominees of the Company's Board of Directors named in this Proxy Statement. As for any other business which may properly come before the 1995 Annual Meeting and be submitted to a vote of stockholders, proxies received by the Board of Directors will be voted in accordance with the best judgment of the proxyholders.

  Each stockholder giving a proxy pursuant to this solicitation may revoke it at any time before it is exercised. A proxy may be revoked by filing with the Secretary of the Company at 7 River Park Place East, Fresno, California 93720, a written revocation or a properly executed proxy bearing a later date. A proxy may also be revoked if the person who executed the proxy attends the 1995 Annual Meeting in person and so requests, although attendance at the 1995 Annual Meeting will not in itself constitute a revocation of the proxy.

  Only stockholders of record of the Company's common stock, $0.01 par value (the "Common Stock") at the close of business on May 15, 1995 are entitled to vote at the 1995 Annual Meeting or any adjournment thereof. There were 10,416,520 shares of Common Stock outstanding on that date, each of which is entitled to one vote on each of the matters to be presented to the stockholders at the meeting. A majority of the Company's outstanding shares of Common Stock as of May 15, 1995 must be represented in person or by proxy to constitute a quorum for the 1995 Annual Meeting.

  The Company will bear all costs incurred in the solicitation of proxies. In addition to mailing copies of this material to all stockholders, the Company has requested banks and brokers to forward copies of such material to persons for whom they hold stock of the Company and to request authority for execution of the proxies. The Company will reimburse such banks and brokers for their reasonable out-of-pocket expenses incurred in connection therewith. Officers and regular employees of the Company may, without being additionally compensated therefore, solicit proxies by mail, telephone, telegram or personal contact.

                             ELECTION OF DIRECTORS

  The Company's Board of Directors currently consists of nine directors, subject to future change in accordance with the Bylaws of the Company. Accordingly, at the 1995 Annual Meeting, nine directors are proposed to be elected, each to hold office until the next Annual Meeting and until such directors' successors shall be elected and qualified. The Board of Directors of the Company has nominated, and recommends for election as directors, the nine persons named below. Unless authority is withheld or any nominee becomes unable to serve, the persons named in the enclosed form of proxy will vote such proxy for the election all of the nominees listed below. The Board of Directors has no reason to believe that any nominee will be unavailable, but if any such person should become unavailable, it is expected that proxies will be voted for such other nominee or nominees as may be recommended by the Board of Directors.

  The following table sets forth certain information about the directors standing for re-election at the 1995 Annual Meeting:

                       NOMINEES FOR ELECTION AS DIRECTOR

                                              Present Position                 Director
Name                   Age (1)                  With Company                    Since
----                   -------                ----------------                 --------
Joseph W. Levy(2)         63   Chairman and Chief Executive Officer              1986
Gerald H. Blum            68   Vice Chairman of the Board and Consultant         1986
Bret W. Levy(2)           31   Vice President, Credit and                        1986
                               Customer Services and Director
Sharon Levy(2)            61   Director                                          1986
Joseph J. Penbera         48   Director                                          1986
Frederick R. Ruiz         51   Director                                          1992
O. James Woodward III     59   Director                                          1992
Max Gutmann               72   Director                                          1992
Stephen J. Furst          52   President, Chief Operating Officer and Director   1993

------------------
(1) As of May 15, 1995.

(2) Joseph Levy and Sharon Levy are husband and wife. Bret Levy is their son.

  Mr. Joseph Levy became Chairman and Chief Executive Officer of the Company's predecessor and former subsidiary, E. Gottschalk & Co., Inc. ("E. Gottschalk") in April 1982 and of the Company in March 1986. He was Executive Vice President from 1972 to April 1982 and first joined E. Gottschalk in 1956. He serves on the Board of Directors of the National Retail Federation and Community Hospitals of Central California, and also serves on the Executive Committee of Frederick Atkins, Inc. He was formerly Chairman of the California Transportation Commission and has served on numerous other state and local commissions and public service agencies.

  Mr. Blum became Vice Chairman of the Board in November 1993, and a consultant to the Company in May 1994. He was previously President, Chief Operating Officer and Secretary of E. Gottschalk from April 1982 and the Company from March 1986. He was Executive Vice President from 1972 to April 1982 and first joined E. Gottschalk in 1951. He was the former California Director of the National Retail Federation and a former Director of the California Retailers Association. He currently serves on the Advisory Board of Liberty Mutual Insurance Group and is Trustee of the C.A.R.E. Foundation. He also serves in a variety of capacities with numerous other local public service agencies.

  Mr. Bret Levy became a director of E. Gottschalk in June 1982 and the Company in April 1986. He has been an employee of the Company since November 1989 and presently serves as Vice President, Credit and Customer Services. He also serves on the Advisory Council of the National Retail Federation, Credit Managers Division, and on the Board of Directors of the Fresno Merchants Association. He is a certified public accountant and was employed by the accounting firm of Price Waterhouse from July 1988 to August 1989. He graduated from the University of Chicago Graduate School of Business in June 1989.

  Mrs. Levy became a director of E. Gottschalk in June 1979 and the Company in March 1986. She has served as an elected member of the Board of Supervisors of Fresno County since 1975. She is currently Chairperson of that Board of Supervisors and was formerly Chairperson in 1980, 1985 and 1990. Mrs. Levy also serves on numerous other public service agencies.

  Dr. Penbera is President of the Pennant Group. He also serves on the Board of Directors of the Baruch Investment Company and Rug Doctor, L.P. He is Eaton Fellow of Economics of California State University, Fresno and formerly was Dean and Professor of Management and Marketing, School of Business and Administrative Sciences of that university. He became a director of the Company in April 1986.

  Mr. Ruiz is Chairman and Chief Executive Officer of Ruiz Food Products, Inc., a frozen food company he has been associated with since 1966. He serves on the Board of Directors of McClatchy Newspapers, Inc., as well as numerous community and civic organizations. He is also a member of the Hall of Fame of the U.S. Small Business Administration. He became a director of the Company in July 1992.

  Mr. Woodward is an attorney with the firm of Wild Carter Tipton & Oliver. Prior to that, he was Executive Vice President of the Guarantee Savings Group of Glenfed. In addition to a private law practice, he has had experience with other financial institutions and in real estate development in California. He currently serves on the Board of Directors of the Fresno Convention and Visitors Bureau and Boalt Hall Trust. He became a director of the Company in September 1992.

  Mr. Gutmann is the retired Chairman and Chief Executive Officer of Elder-Beerman Stores Corporation, where he served as Executive Vice President and Chairman from 1961 to 1991. Elder-Beerman operates over 50 department stores, multiple shoe outlets and women's specialty stores. Mr. Gutmann continues to serve on Elder-Beerman's Board of Directors. He is an emeritus Director of Banc One, Dayton, N,A., and is currently a Director of the University of Dayton, the Jewish Federation of Dayton and is President and Founder of the Israel Development Company of Dayton Limited Partnership. He is a member of the Dayton Rotary Club and various civic and cultural organizations in the Dayton, Ohio area. He became a director of the Company in September 1992.

  Mr. Furst became Executive Vice President and Chief Operating Officer of the Company in July 1993 and President of the Company in November 1993. He also became a director of the Company in March 1994. He is the first non-family member to serve as the Company's President in its over 90-year history. From 1963 to 1993, he served in a variety of capacities with Hess's Department Store based in Allentown, Pennsylvania, including President and Chief Operating Officer . He also served as a member of the Board of Directors of Hess's and Hess's parent company's Board of Directors, Crown America Corp. He serves on the Board of Directors of the National Retail Federation and the American Retail Federation. He also serves on the Board of Directors of Fresno Metropolitan Museum as well as numerous other public service organizations.

           PROXIES GIVEN WITHOUT INSTRUCTIONS WILL BE VOTED FOR THE
                             NOMINEES LISTED ABOVE

MEETINGS OF THE BOARD OF DIRECTORS AND BOARD COMMITTEES

  During the fiscal year ended January 28, 1995, the Board of Directors held five meetings. The Board of Directors has established audit, compensation and litigation committees to devote attention to specific matters and to assist in the discharge of its responsibilities. The Board has no nominating committee. Each director attended at least 75% of the Board meetings and meetings of Board committees that he or she was eligible to attend. The functions of the committees, their current members and the number of meetings held during the year are described below:

  AUDIT COMMITTEE. The Board-appointed Audit Committee consists of Dr. Penbera and Messrs. Ruiz, Woodward and Gutmann. The Audit Committee's functions are to
(1) receive from, and review with, the independent auditors such auditors' report on the Company's annual audited financial statements, (2) review with the independent auditors the scope of the succeeding annual audit and quarterly review procedures, (3) nominate the independent auditors to be selected each year by the Board, (4) review consulting services rendered by the Company's independent accountants and evaluate the possible effect on the auditors' independence of performing such services, (5) ascertain the existence of adequate internal accounting and control systems, (6) review with management and the Company's independent auditors current and emerging accounting and financial reporting requirements and practices affecting the Company and (7) evaluate the qualifications and performance of the Company's internal audit staff and oversee and support the audit staff's functions. The Audit Committee met five times during fiscal 1994.

  COMPENSATION COMMITTEE. The Board-appointed Compensation Committee consists of Dr. Penbera and Messrs. Ruiz, Woodward and Gutmann. The Compensation Committee determines or reviews and passes upon management's recommendations with respect to (1) executive compensation, (2) bonuses, (3) contractual obligations relating to employment of officers and (4) incentive stock awards and stock option grants. The Compensation Committee met twice during fiscal 1994.

  LITIGATION COMMITTEE. The Board-appointed Litigation Committee consists of Messrs. Woodward, Ruiz and Gutmann. The Litigation Committee was formed by the Board of Directors to supervise and coordinate the Company's response to stockholder litigation filed against the Company in 1993. The Litigation Committee, which is comprised entirely of independent directors who were not members of the Board of Directors during the period of the events that were subject to stockholder litigation, was delegated final authority to manage all aspects of the Company's response to the state court derivative action and was charged, subject to the review and approval of the full Board, with responsibility for managing the Company's response to the state and federal class actions. As described in the "Certain Legal Proceedings" portion of the Proxy Statement, such actions were settled in February 1995. The Litigation Committee met twice during fiscal 1994. It is anticipated that the Litigation Committee will be eliminated as a result of the settlement of the stockholder litigation.

  COMPENSATION OF DIRECTORS. The four outside directors who are neither officers of the Company nor an affiliate of an officer of the Company, receive an annual stipend of $12,000, payable monthly. Such directors, together with all other non-employee directors, receive $1,000 for each meeting of the Board and $500 for each committee meeting held on a separate date. The independent director who resides outside the Fresno area is also reimbursed for costs incurred in attending meetings of the Board and in performing Board duties. Expense reimbursements typically include meals and transportation costs and, when required, overnight hotel expenses. In addition to such amounts, the Company paid $2,000 per month, for a total of $24,000, to Mr. Woodward during fiscal 1994 for his services as Chairman of the Litigation Committee.

  The Company entered into a Consulting Agreement with Mr. Gerald Blum on May 27, 1994. The Consulting Agreement provides for Mr. Blum to perform certain consulting services for the Company during the period of June 1, 1994 through May 31, 1999 in return for an annual salary of $200,000, payable monthly. The Consulting Agreement also provides for the payment of an annual office allowance and continuation of certain insurance and retirement benefits. The Company paid Mr. Blum a total of $148,569 under the Consulting Agreement in fiscal 1994, consisting of $130,769 of salary paid to him between June 1, 1994 and January 28, 1995 and $17,800 for office space rental, the reimbursement of legal fees incurred in connection with the finalization of his Consulting Agreement and for the continuation of health, life and disability insurance benefits under the Company's existing benefits program.

  In 1994, each non-employee, non-affiliated director of the Company was granted 5,000 options under the 1994 Director Nonqualified Stock Option Plan (the "1994 Nonqualified Plan"). Such options were granted at a price of $9.75 per share, the fair market value of the Company's Common Stock on the date of the grant, become exercisable at a rate of 25% per year beginning one year after the date of the grant and expire in the year 2004, ten years after the date of the grant.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Directors and executive officers of the Company, as well as persons owning more than 10% of the Company's outstanding shares of stock, are required by federal law to file reports showing their initial ownership of the Company's Common Stock and any subsequent changes in such ownership, with the Securities and Exchange Commission (the "SEC"), the New York Stock Exchange, the Pacific Stock Exchange and the Company. Based solely on a review of the copies of such reports received by the Company and written representations of directors and executive officers of the Company, the Company believes that all such filing requirements were satisfied by its directors and executive officers during the year.

CERTAIN LEGAL PROCEEDINGS

  The Company has been party to three civil lawsuits related to an income tax deduction (the "Income Tax Deduction") on the Company's 1985 federal tax return and the reports and registration statements filed by the Company with the Securities and Exchange Commission (the "SEC"). On August 26, 1994, the Company announced it had reached an agreement to settle all aspects of those lawsuits and included in the Company's 1994 results of operations is a provision for $3.5 million representing the cost of the settlement and related legal fees and other costs. The derivative action pending in the Superior Court of California, County of Fresno (Ponder v. Ernst & Young; filed May 11,
1993), and the class action pending in the United States District Court for the Northern District of California, (Annoni v. Gottschalks; filed July 15,
1993) were dismissed on October 21, 1994 and November 4, 1994, respectively. On February 1, 1995, the Superior Court of California, County of Fresno, issued a final judgement and order of dismissal for approval of the settlement of the class action set forth before the Court on October 21, 1994, (Ponder v. Gottschalks; filed April 30, 1993). In accordance with the terms of the settlement agreement, the Company funded $3.0 million into an irrevocable trust on February 1, 1995. The net proceeds of the settlement will be paid to the plaintiffs based on the Plan of Allocation, filed by the Company before the Court on January 17, 1995.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of May 15, 1995, the Common Stock beneficially owned by each director, nominee and executive officer, individually, and all directors and executive officers, as a group, as well as the name and address of each person known to the Company to beneficially own more than 5% of the Company's Common Stock.

                                                                     Amount and Nature of
                                                                   Beneficial Ownership(1)
                                                              -------------------------------------
                                                                             Currently
                                                              Shares of     Exercisable   Total as
                                   Present Position            Common          Stock     Percent of
          Name                     With the Company           Stock(#)     Options(#)(2)  Class(3)
------------------------ ------------------------------------ ---------    ------------- ----------
Joseph W. Levy           Chairman and Chief Executive Officer 1,448,443(4)        26,373      14.1%
P.O. Box 28920
Fresno, CA 93729-8920

Gerald H. Blum           Vice Chairman of the Board           1,726,862(5)        20,123      16.7%
P.O. Box 28920           and Consultant
Fresno, CA 93729-8920

Bret W. Levy             Vice President, Credit and             317,300(6)         2,500       3.1%
                         Customer Services and Director

Sharon Levy              Director                                     0(7)             0          *

Joseph J. Penbera        Director                                 5,000                0          *

Frederick R. Ruiz        Director                                 5,000                0          *

O. James Woodward III    Director                                 2,500                0          *

Max Gutmann              Director                                 2,000                0          *

Stephen J. Furst         President, Chief Operating Officer           0           16,250          *
                         and Director

Gary L. Gladding         Executive Vice President, General        2,447           30,000          *
                         Merchandise Manager

Alan A. Weinstein        Senior Vice President, Chief                 0           15,000          *
                         Financial Officer

Michael J. Schmidt       Senior Vice President,                   8,564           20,000          *
                         Director of Stores
David L. Babson & Co.,
 Inc.                                                           642,600(8)             0       6.2%
One Memorial Drive
Cambridge, MA 02142-1300
Directors and Executive                                       3,518,116(9)       130,246      34.6%
 Officers as a Group (12 Persons)

                                                    footnotes on following page

------------------
 *  Holdings represent less than 1% of all common shares outstanding.

(1) Unless as otherwise indicated, (i) beneficial ownership is direct and (ii) the person indicated has sole voting and investment power over the shares of Common Stock indicated.

(2) Shares that may be acquired pursuant to options exercisable within 60 days of May 15, 1995.

(3) Assumes that only those options of the particular person or group listed that are exercisable within 60 days of May 15, 1995 have been exercised and no others.

(4) Does not include the aggregate of 998,300 shares held by Joseph Levy's adult children, Jody Levy-Schlesinger, Felicia Levy-Weston and Bret Levy and their spouses and children, over which shares Joseph Levy disclaims beneficial ownership, and does not include 580,000 shares beneficially owned as a beneficiary of the trust established by the Will of Gertrude H. Klein.

(5) Includes an aggregate of 1,160,000 shares beneficially owned as trustee of the trust established by the Will of Gertrude H. Klein (as a beneficiary of such trust, Joseph Levy may also be deemed to be a beneficial owner of 580,000 of the shares). Does not include other shares owned by Mr. Blum's adult children, over which shares Mr. Blum disclaims beneficial ownership.

(6) Includes 20,400 shares owned by Amanda Levy, the daughter of Bret Levy, for which he serves as custodian. Does not include 10,200 shares owned by Bret Levy's spouse.

(7) Sharon Levy shares beneficial ownership of the shares attributed to Joseph Levy, her husband, as community property.

(8) The information with respect to David L. Babson & Co., Inc. was reported on a Schedule 13-G filed by David L. Babson & Co., Inc. with the SEC on February 10, 1995, a copy of which was received by the Company and relied upon in making this disclosure. David L. Babson & Co., exercised, as of February 10, 1995, sole voting power with respect to 420,600 shares, shared voting power with respect to 222,000 shares and sole dispositive power with respect to all 642,600 shares.

(9) Includes 30,000 shares issuable upon exercise of options granted to the executive officers of the Company which are exercisable on or within 60 days of May 15, 1995. See footnote (2) above.

  As of May 15, 1995, other than as indicated above, there was no person or group known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company.

                            EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

  SUMMARY COMPENSATION. The materials set forth below contain information on certain cash and non-cash compensation provided to the Company's Chief Executive Officer, the four other executive officers of the Company who were the most highly compensated executive officers for fiscal year 1994 and, as required by applicable rules, the table also includes such compensation information for the Company's former President and Chief Operating Officer who ceased being a full-time employee of the Company in fiscal 1994.

                          SUMMARY COMPENSATION TABLE

                                                                                   Long-Term
                                                                                 Compensation
                                                                                   Awards(1)
                                                                                 -------------
                                              Annual Compensation
                                    --------------------------------------------  Securities    All Other
                             Fiscal                               Other Annual    Underlying   Compensation
Name and Principal Position   Year  Salary($)(2)   Bonus($)(3)   Compensation(4) Options(#)(5)    ($)(6)
---------------------------  ------ ------------   -----------   --------------- ------------- ------------
Joseph W. Levy                1994    $327,704       $     0         $   --         25,000        $1,663
Chairman and Chief            1993     239,526(7)          0             --              0         3,258
Executive Officer             1992     331,346             0             --              0         5,105
Stephen J. Furst(8)           1994    $227,662       $     0         $15,257(9)     25,000        $3,536
President and Chief           1993     110,846(7)          0          23,767(9)     20,000           251
Operating Officer
Gary L. Gladding              1994    $252,425       $     0         $   --         20,000        $1,412
Executive Vice                1993     240,443(7)          0             --              0         2,974
President and General         1992     243,101             0             --              0         5,105
Merchandise Manager
Alan A. Weinstein(10)         1994    $144,496       $     0         $   --         20,000        $2,774
Senior Vice President         1993      72,596(7)          0          22,462(9)     20,000           265
and Chief Financial Officer
Michael J. Schmidt            1994    $163,580       $10,000(11)     $   --         20,000        $2,101
Senior Vice President,        1993     152,973(7)     10,000(11)         --              0         2,285
Director of Stores            1992     153,869        10,000(11)         --              0         4,105
Gerald H. Blum(12)            1994    $255,186(13)   $     0         $   --              0        $2,686(14)
Vice Chairman of the          1993     297,360(7)          0             --              0         3,362
Board and Consultant          1992     333,321             0             --              0         5,105
and former President
and Chief Operating Officer

------------------
 (1) The Company did not make any payments or awards that would be classified under the "Restricted Stock Award" and "LTIP Payout" columns otherwise required to be included in the table by the applicable SEC disclosure rules.
 (2) Includes compensation earned but deferred pursuant to the Gottschalks Inc. Retirement Savings Plan and a cafeteria plan established pursuant to Internal Revenue Code Section 125.
 (3) Except as indicated at footnote (11) below, no bonus compensation was earned by the Named Officers pursuant to their employment agreements, as applicable, or otherwise in fiscal years 1992, 1993 or 1994.

 (4) The amounts included in this column for each of the Named Officers do not include the value of certain perquisites in which the aggregate did not exceed the lesser of $50,000 or 10% of the Named Officer's aggregate salary and bonus compensation for fiscal 1992, 1993 or 1994, as applicable.
 (5) Represents shares of stock underlying options granted under the Company's various stock option plans. There were no individual grants of options in tandem with stock appreciation rights ("SARS") or freestanding SARS made during fiscal years 1992, 1993 or 1994 to the Named Officers.
 (6) Except as indicated at footnote (14) below, represents contributions made by the Company on behalf of the Named Officers to the Gottschalks Inc. Retirement Savings Plan in the form of Common Stock of the Company and amounts paid for term life insurance premiums.
 (7) Mr. Levy took a voluntary reduction to his base salary of 10% during the period of March through May 1993 and an additional 30% reduction during the period of June 1993 through January 1994. Mr. Blum took a voluntary reduction to his base salary of 10% during the period of March 1993 through January 1994. The remaining Named Officers took a salary reduction of 4% along with all salaried employees of the Company during the period of August 1993 through January 1994.
 (8) Mr. Furst joined the Company as Executive Vice President and Chief Operating Officer in July 1993 and became President and Chief Operating Officer in November 1993. He became a director of the Company in March 1994. The base salary presented for fiscal 1993 was paid to him between July 19, 1993 and January 29, 1994.
 (9) Represents amounts paid as reimbursement for actual relocation expenses incurred.
(10) Mr. Weinstein became Senior Vice President and Chief Financial Officer in June 1993. The base salary presented for fiscal 1993 was paid to him between June 21, 1993 and January 29, 1994.
(11) Represents bonus earned in the previous fiscal year and paid to Mr. Schmidt in the fiscal year indicated pursuant to his employment agreement.
(12) Mr. Blum stopped being a full-time employee of the Company in May 1994. As described more fully in the "Compensation of Directors" portion of this Proxy Statement, Mr. Blum has continued to provide consulting services to the Company pursuant to a Consulting Agreement entered into in May 1994.
(13) Includes $130,769 base salary paid to Mr. Blum between June 1, 1994 and January 28, 1995 pursuant to his Consulting Agreement.
(14) Includes amounts paid on behalf of Mr. Blum pursuant to his Consulting Agreement for term life insurance.

  OPTION GRANTS. Shown below is information with respect to grants of stock options during the last fiscal year under the Company's 1994 Key Employee Incentive Stock Option Plan (the "1994 ISO Plan"). No options were granted during the last fiscal year under the Company's 1986 Employee Non-Qualified Stock Option Plan.

                       OPTION GRANTS IN FISCAL YEAR 1994

                                   Individual Grants
                    ------------------------------------------------
                                                                       Potential Realizable
                                                                         Value at Assumed
                    Number of   Percent of                                Annual Rates of
                    Securities Total Options                                Stock Price
                    Underlying  Granted to                               Appreciation for
                     Options     Employees     Exercise                     Option Term
                     Granted     in Fiscal    Price per   Expiration   ---------------------
      Name            (#)(1)     Year 1994   ($/Share)(2)    Date        5%($)      10%($)
------------------  ---------- ------------- ------------ ----------   ---------- ----------
Joseph W. Levy        25,000        5.6%        $10.87(3)  7/11/99(3)  $   75,080 $  165,906
Stephen J. Furst      25,000        5.6%          9.88     7/11/04        155,337    393,654
Gary L. Gladding      20,000        4.5%          9.88     7/11/04        124,270    314,924
Alan A. Weinstein     20,000        4.5%          9.88     7/11/04        124,270    314,924
Michael J. Schmidt    20,000        4.5%          9.88     7/11/04        124,270    314,924
Gerald H. Blum             0        0.0%           --          --             --         --

------------------
(1) Represents options to purchase shares of Common Stock granted on July 11, 1994 under the 1994 ISO Plan. Options under the 1994 ISO Plan may be exercised within the period of time specified in the individual option agreements; provided that none are exercisable after ten years from the date of the grant, or five years from the date of the grant in the case of a person owning more than ten percent (10%) of the voting stock of the Company. The maximum number of shares upon which options may be granted to any one optionee in one year is 25,000. Options are exercisable: (a) during an employee's term of employment; (b) for 90 days after the date of termination if the employment was terminated other than for cause; and (c) for one year after termination of employment as a result of death or disablement, provided, however, in the cases set out in (b) and (c) that the time of exercise is still within the option period and the options were exercisable at the time of termination. Vesting may be accelerated in the event the Company liquidates, dissolves, sells substantially all of its assets or is not the surviving corporation in a merger or consolidation or in the event 80% or more of the Company's voting stock is acquired by another corporation or person, unless the surviving corporation assumes or replaces the options. The 1994 ISO Plan is administered by the Compensation Committee of the Board of Directors. Subject to the 1994 ISO Plan, the Compensation Committee may modify, extend or renew outstanding options granted thereunder.
(2) Represents the fair market value of the Company's Common Stock based on its closing price on the New York Stock Exchange as of the date of the grant of the options, except as indicated at footnote (3) below.
(3) Options were granted to Mr. Levy at an exercise price of 110% of the fair market value of such shares on the date of the grant. Such options expire five years after the date of the grant.

  OPTION EXERCISES. Shown below is information with respect to the exercise of stock options during the last fiscal year by the Named Officers and the value of unexercised options held by each of them as of the end of the last fiscal year.

              AGGREGATE OPTION EXERCISES IN FISCAL YEAR 1994 AND
                         FISCAL YEAR-END OPTION VALUES

                                                  Number of
                                                 Securities         Value of
                                                 Underlying        Unexercised
                                                 Unexercised      In-the-Money
                                              Options at Fiscal Options at Fiscal
                                                  Year-End        Year-End (1)
                                              ----------------- -----------------
                       Shares       Value       Exercisable/      Exercisable/
      Name          Acquired (#) Realized ($) Unexercisable (#) Unexercisable ($)
------------------  ------------ ------------ ----------------- -----------------
Joseph W. Levy            0          $ 0        26,373/18,750         $0/0
Stephen J. Furst          0            0        16,250/28,750          0/0
Gary L. Gladding          0            0         5,000/15,000          0/0
Alan A. Weinstein         0            0        15,000/25,000          0/0
Michael J. Schmidt        0            0         5,000/15,000          0/0
Gerald H. Blum            0            0        20,123/0               0/0

------------------
(1) The exercise price of the options range from $9.88 to $14.00 per share. Based on a closing price of $6.88 for the Company's Common Stock on the New York Stock Exchange as of January 28, 1995, the unexercised options are "out-of-the-money".

EMPLOYMENT AND SEVERANCE AGREEMENTS

  EMPLOYMENT AGREEMENTS. The Company currently has only one employment agreement outstanding. The agreement, with Mr. Schmidt, expires June 1, 1995. For fiscal 1994, the Company also had employment agreements with Joseph Levy and Gary Gladding. As more fully described in the "Report of the Compensation Committee" portion of this Proxy Statement, such agreements were cancelled as of the end of their terms during fiscal 1995. The Company entered into severance agreements with both of the officers whose employment agreements were terminated and each of the other Named Officers, except for Mr. Blum, who is no longer an executive officer of the Company. See "Severance Agreements" below.

  While Mr. Schmidt's agreement is the only employment agreement still outstanding, there were two other such agreements outstanding during fiscal 1994. Mr. Schmidt's agreement provided for an annual base salary of not less than $163,000 in fiscal 1994 and an annual base salary of not less than $174,000 in fiscal 1995 (until its termination on June 1, 1995). The employment agreements of Joseph Levy and Gary Gladding expired on February 1, 1995. Those agreements provided for annual base salaries of not less than $328,000 and $252,000, respectively, in fiscal 1994. All three of these employment agreements provided for: (a) the payment of a bonus based on a percentage of the Company's pre-tax net income (this element has been superseded by the provisions of the 1994

Executive Bonus Plan (see section entitled "Report of Compensation Committee" in this Proxy Statement); (b) payment of the officer's base salary and bonus for the remainder of the contract term in the event of death or termination as a result of disability; and (c) under certain circumstances (other than voluntary termination or termination for cause), payment of the officer's base salary and bonus for the remainder of the term.

  The Company also has a Wage Continuation Agreement with Joseph Levy which provides for the payment, upon disability or death, of $3,750 per month. The Wage Continuation Agreement expires on December 31, 1995.

  SEVERANCE AGREEMENTS. On March 31, 1995, the Company entered into Severance Agreements with each of the Named Officers (except for Mr. Blum), including the Chief Executive Officer. Such agreements provide for the continuing payment of the officer's base salary for a period of twelve months in the event the officer is terminated by written notice by the Company for other than cause (as defined). The agreements require the officers to continue to report to work and perform such duties as specified in the written termination notice in order to receive such continuing payments. The officers shall not be entitled to receive a severance benefit under certain conditions including, but not limited to: (i) the termination of employment by other than written notice of termination by the Company and (ii) the termination of employment for cause.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  See "Compensation of Directors" for a description of consulting fees paid to Mr. Blum in fiscal 1994.

  The Company extended a loan to Mr. Charles M. Kill, Vice President, Finance and Corporate Controller of the Company from December 1992 to October 1993, to facilitate Mr. Kill's relocation to the Fresno area. The outstanding balance of the loan of $75,000, plus accrued interest of $7,099, was repaid in March 1995. Interest on the outstanding balance of the loan was accrued at a rate equal to the prime rate of interest during fiscal 1994 and through March 1995 which ranged from 6.0% to 9.0%. The largest aggregate amount of indebtedness outstanding at any time since the beginning of the fiscal year was $82,099.

        REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The policy of the Compensation Committee of the Board of Directors is that the compensation of the executives of the Company should be closely aligned with the interests of the stockholders of the Company and linked with the Company's overall financial performance and the executive's individual performance. In addition, annual compensation paid to the Company's executive officers should be limited to amounts that are deductible under present income tax law. Such policies have been incorporated into a performance-based compensation program developed and implemented by the Compensation Committee during 1994 for the senior executive officers of the Company.

COMPENSATION PROGRAM

  The Company's executive compensation program consists primarily of three components: (1) base salary; (2) annual incentives and (3) stock options.

  BASE SALARY. Senior executives employed by the Company prior to 1992, including the Chief Executive Officer, were compensated during 1994 in accordance with the terms of pre-existing written employment agreements. These agreements were entered into, in most cases, in 1986 or 1987 and provided for automatic annual increases in base salary. The Compensation Committee believed such agreements did not sufficiently link an executive's compensation to either the individual's performance or the Company's overall results. Accordingly, in April 1993 the Board, acting on the recommendation of the Compensation Committee, cancelled the employment agreement of Mr. Levy, the Company's Chairman and Chief Executive Officer, effective February 1, 1995 (the termination date of the agreement), and directed Mr. Levy, similarly to cancel the employment agreements of the remaining senior executive officers at the expiration of their terms in 1995.

  As a result of the cancellation of his pre-existing employment agreement, the base salary of Mr. Levy, the Chief Executive Officer, for fiscal 1995 has been determined by the Compensation Committee based on factors such as scope of responsibility, current performance and the overall financial performance of the Company for the most recent fiscal year. The Compensation Committee also considered salary ranges of chief executive officers of certain competitors of the Company in its determination of his fiscal 1995 base salary. Although based on such considerations the Compensation Committee believed an increase to his base salary was warranted, Mr. Levy voluntarily declined such an increase. Accordingly, Mr. Levy's annual base salary for fiscal 1995 has not been changed from the previous year and will be $330,642. Mr. Levy, as Chief Executive Officer, recommends the annual base salaries for the senior executive officers of the Company based on factors such as the scope of responsibility, the executive's individual performance, the performance of areas within the executive's scope of responsibility and base salary ranges of similarly positioned executives of certain competitors of the Company. The Compensation Committee reviews and passes on the Chief Executive Officer's recommendations for such officers annual base salary levels.

  ANNUAL INCENTIVES. The written employment agreements for senior executive officers employed by the Company prior to 1992 generally provided for an annual bonus based on a percentage of the Company's pre-tax net income. Although the bonus formulas included in such agreements provided the Company's executives with an incentive to increase the Company's profits, the Compensation Committee believed that the terms of such agreements did not sufficiently link an executive's annual incentive to either the individual's performance or the Company's overall results. Accordingly, the Compensation Committee recommended the adoption of the Gottschalks Inc. Executive Bonus Plan (the "Executive Bonus Plan") in consideration for such officers consent to the immediate cancellation of their current employment agreements. The Executive Bonus Plan, in effect for fiscal 1994, provides for a bonus pool to be divided on a pro-rata basis (based on base salary) among the key executives of the Company. The Board of Directors sets plan goals for the Company each fiscal year. If the plan goals are achieved, the amount allocated to the bonus pool is an amount equal to (a) the percentage of the Company's operating profit, defined as income before income tax plus any provision for unusual items (the "Operating Profit") for a fiscal year, determined by the quotient obtained by dividing Operating Profit by total sales; multiplied by (b) the total salaries of the executives participating in the Executive Bonus Plan. If the plan goals are exceeded, the amount allocated to the bonus pool is an amount equal to (a) the percentage of the Company's Operating Profit for a fiscal year, determined by the quotient obtained by dividing Operating Profit by total sales; multiplied by (b) the Operating Profit. No bonuses are to be paid pursuant to the Executive Bonus Plan if the pre-tax profit of the Company, before unusual items, is less than 2% of total sales. Inasmuch as the Company's pre-tax operating profit prior to unusual items for fiscal 1994 did not equal or exceed 2% of net sales, none of the senior executive officers received or were awarded a bonus in fiscal 1994 pursuant to the Executive Bonus Plan.

  STOCK OPTIONS. Stock options are granted to the senior executive officers and other key employees of the Company at the discretion of the Compensation Committee. The Compensation Committee believes the grant of stock options reinforces the importance of improving stockholder value over the long-term, and encourages and facilitates executive and key employee stock ownership of the Company. The determination to grant options is also based on factors such as the current number of unexercised options held by the senior executive officers and employees, the expiration dates of those options and the current financial performance of the Company. Option grants for the Chief Executive Officer are determined by the Compensation Committee. Option grants for the senior executives and key employees of the Company are recommended by the Chief Executive Officer and reviewed and passed upon by the Compensation Committee. In fiscal 1994, a total of 449,000 options were granted to 115 executive officers and key employees of the Company under the 1994 ISO Plan. Such options were granted at $9.88 per share, the fair market value of the Company's Common Stock on the date of the grant, except for options granted to the Chief Executive Officer (a 10% stockholder), which were granted at $10.87 per share, or 110% of the fair market value of the Company's Common Stock on the date of the grant. Such options vest at a rate of 25% per year beginning on the first anniversary after the date of the grant and expire in ten years, except for options granted to the Chief Executive Officer which expire five years from the date of the grant.

  OTHER. Compensation for other officers and managers of the Company was paid during 1994 based upon an evaluation of each individual's performance, responsibilities and the level of compensation of similarly positioned managers at the Company and its competitors. Bonuses in the aggregate amount of $567,000 were paid to 74 store managers and merchandising personnel of the Company during 1994 based primarily upon the performance of the particular individual's unit, department, division or store.

  No member of the current Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries, or is employed by a company whose board of directors includes a member of management of the Company.

O. James Woodward III, Chairman Max Gutmann Joseph J. Penbera Frederick R. Ruiz

                            STOCK PRICE PERFORMANCE

  The following graph compares the cumulative total return of the Company's Common Stock with the cumulative total return of (i) the S&P 500 Index and
(ii) the four companies described in the footnote to the graph. The comparison covers the five-year period from close of market on the last trading day prior to the beginning of the 1990 fiscal year to the last day of the Company's 1994 fiscal year and assumes that $100 was invested at the beginning of the period in the Company's common stock and in each of the foregoing indices and assumes reinvestment of dividends.

  The past stock price performance shown for the Company's Common Stock is not necessarily indicative of future price performance. The Performance Graph will not be deemed to be incorporated by reference by any general statement incorporating this Proxy Statement into any filing by the Company under the Securities Act of 1933 or under the Securities Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or be deemed filed under such Acts.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
            AMONG GOTTSCHALKS INC, S&P 500 INDEX AND PEER GROUP

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           GOTTSCHALKS    S&P
(Fiscal Year Covered)        INC            500 INDEX    Peer Group
---------------------        ----------     ---------    ----------
Measurement Pt- Jan-1990     $100           $100         $100
FYE   Jan-1991               $133.33        $108.39      $ 55.19
FYE   JAN-1992               $179.76        $132.99      $ 51.12
FYE   JAN-1993               $ 90.48        $147.06      $ 33.77
FYE   JAN-1994               $ 79.76        $166.00      $ 33.34
FYE   JAN-1995               $ 69.05        $166.88      $ 24.34

------------------
(1) Assumes $100 is invested on January 31, 1990 in the Company's Common Stock, the S&P 500 Index and a composite index, weighted by market capitalization, of the following four companies: Bon-Ton Stores, Inc., Crowley Milner & Co., Jacobson Stores, Inc. and Broadway Stores, Inc. Broadway Stores, Inc. is included in the Company's Stock Price Performance Chart as a replacement for Lamonts Apparel, Inc., which declared bankruptcy during fiscal 1994. The dollar amounts shown at each year-end are as of the last trading day prior to January 31 of each fiscal year.

                                 OTHER MATTERS

INDEPENDENT AUDITORS

  The Audit Committee selected Deloitte Touche, LLP as the Company's independent auditors for fiscal 1995. Representatives of Deloitte & Touche, LLP are expected to be present at the 1995 Annual Meeting and will be available to answer appropriate questions and to make any statement they may desire. While it is presently anticipated that Deloitte & Touche, LLP will continue to serve as the Company's independent auditors during fiscal 1995, and in that capacity will report on the Company's 1995 annual financial statements, the Audit Committee reserves the right to select different independent auditors at any time.

VOTING PROCEDURES AND REQUIRED VOTE

  A majority of the Company's outstanding shares of Common Stock as of May 15, 1995 must be represented in person or by proxy to constitute a quorum for the 1995 Annual Meeting. All shares represented in person or by proxy, regardless of the nature of the vote, the indication of abstention or the absence of a vote indication, including broker non-votes, (i.e. shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter), will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. The election of directors shall be determined by a plurality of votes cast and, therefore, only votes for or against a candidate, and not abstentions or broker non-votes, are relevant to the outcome.

STOCKHOLDER PROPOSALS

  In order for stockholder proposals for the Annual Stockholders' Meeting to be held on or about June 21, 1996 to be eligible for inclusion in the Company's Proxy Statement for that meeting, they must be received by the Company at its principal office located at 7 River Park Place East, Fresno, California 93720, prior to January 23, 1996 and must comply with all legal requirements for inclusion of such proposals.

ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K

  The Company's financial statements are not made part of this Proxy Statement. However, financial statements reported upon by Deloitte & Touche, LLP are included in the Annual Report to Stockholders for fiscal year 1994 which is enclosed with this Proxy Statement or was previously mailed to stockholders. The Annual Report to Stockholders is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is made.

  The Company's Annual Report on Form 10-K for fiscal year 1994, as filed with the SEC, will be provided without charge to any stockholder who requests it from Alan A. Weinstein, the Company's Senior Vice President/Chief Financial Officer, 7 River Park Place East, Fresno, California 93720. The exhibits to that report will also be provided upon request and payment of costs of reproduction.

OTHER BUSINESS

  The Board of Directors of the Company knows of no other business to be presented at the 1995 Annual Meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote pursuant to the proxies in accordance with their judgement on such matters.

                               ----------------

  It is important that all proxies be forwarded promptly in order that a quorum may be present at the meeting.

  We respectfully request you to sign, date and return the accompanying proxy at your earliest convenience.

                                          By Order of the Board of Directors,

                                          /s/ JOSEPH W. LEVY

                                          Joseph W. Levy
                                          Chairman and Chief Executive Officer

May 22, 1995

                                GOTTSCHALKS INC.

                 ANNUAL MEETING OF STOCKHOLDERS, JUNE 22, 1995

       The undersigned hereby appoints Joseph W. Levy, Gerald H. Blum, O. James P Woodward III and each of them, each with full power of substitution, as proxy of the undersigned to attend the Annual Stockholders' Meeting of Gottschalks R Inc., to be held on June 22, 1995, at 10:00 a.m., and any adjournment thereof, and to vote the number of shares the undersigned would be entitled
O to vote if personally present as follows with respect to the following matters which are more fully described in the Notice of Annual Meeting of
X Stockholders and Proxy Statement, each dated May 22, 1995, receipt of which is hereby acknowledged by the undersigned.
Y
--------------------------------------------------------------------------------
COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE

                                      (Continued and to be signed on other side)

--------------------------------------------------------------------------------

                             FOLD AND DETACH HERE

                                                                         [X]
                                                                     Please mark
                                                                      your votes
                                                                       as this

                                 ------------
                                    COMMON



1. ELECTION OF DIRECTORS.

Joseph W. Levy, Gerald H. Blum,
Bret W. Levy, Sharon Levy,
Joseph J. Penbera, Frederick R. Ruiz,                          WITHHELD
O. James Woodward III,                         FOR             FOR ALL
Max Gutmann and Stephen J. Furst               [_]               [_]

WITHHELD FOR: (Write that nominee's name in the space provided below).

--------------------------------------------------------------------------------

2. Such other matters as may properly come before the meeting or any adjournment thereof. As to such other matters the undersigned hereby confers discretionary authority.

I PLAN TO ATTEND MEETING   [_]

COMMENTS/ADDRESS CHANGE    [_]
Please mark this box if
you have written
comments/address change
on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR. THIS PROXY IS SOLICITED ON BE-HALF OF THE BOARD OF DIRECTORS OF GOTTSCHALKS INC.

Signature(s) _________________________________________     Date _________, 1995

NOTE: Please sign exactly as your name is printed. Each joint tenant should sign. Executives, administrators, trustees or guardians should give full titles when signing. Please sign, date and return your Proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.

--------------------------------------------------------------------------------

                            FOLD AND DETACH HERE